U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

CB Capital Investors, LLC
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

c/o Chase Capital Partners
1221 Avenue of the Americas-40th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                        New York                10020
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

November 13, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

TeleCorp PCS, Inc. ("TLCP")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Class A Voting Common
Stock                                     15,265,692                   D
------------------------------------------------------------------------------------------------------------------------------------
Class A Voting Common
Stock                                        282,364                   I                 By Telecorp Investment Corp., L.L.C.
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)


FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                     5. Owner-
                                                    3. Title and Amount of Securities                 ship
                                                       Underlying Derivative Security                 Form of
                         2. Date Exercisable           (Instr. 4)                                     Derivative
                            and Expiration Date     ---------------------------------  4. Conver-     Security:
                            (Month/Day/Year)                               Amount      sion or        Direct      6. Nature of
                         ----------------------                            or          Exercise       (D) or         Indirect
                         Date       Expira-                                Number      Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of          Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares      Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

Class C Common                                       Class A Voting
Stock                   (FN 1)     N/A               Common Stock           27,489        (FN 2)         D
-----------------------------------------------------------------------------------------------------------------------------------
Class C Common                                       Class A Voting                                                   By TeleCorp
Stock                   (FN 1)     N/A               Common Stock            460          (FN 2)         I            Investment
                                                                                                                      Corp., L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
Class D Common                                       Class A Voting
Stock                   (FN 1)     N/A               Common Stock          199,522        (FN 2)         D
------------------------------------------------------------------------------------------------------------------------------------
Class D Common                                       Class A Voting                                                   By Telecorp
Stock                   (FN 1)     N/A               Common Stock           3,024         (FN 2)         I            Invedtment
                                                                                                                      Corp., L.L.C.
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

1) These shares are convertible at the option of the holders after receipt by the issuer of an opinion of regulatory counsel that the Class A Voting Common Stock and the Voting Preference Stock can vote and be treated as a single class of stock with one vote per share and the affirmative vote of the holders of 66 2/3% or more of the Class A Voting Common Stock.

2) These shares convert on a one for one basis; no conversion price is required to convert shares.


CB Capital Investors, LLC

By:  Chase Capital Partners, as Investment Manager


    /s/  Jeffrey C. Walker                                      11/13/2000
By: ---------------------------------------------         ----------------------
    Jeffrey C. Walker                                           Date
    Managing General Partner of Chase Capital Partners

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


----------------------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF                DESIGNATED                            DATE OF             ISSUER NAME, TICKER
 REPORTING PERSON                  REPORTER (Note 1)                     EVENT REQUIRING     OR TRADING SYMBOL
                                                                         STATEMENT
----------------------------------------------------------------------------------------------------------------------------------
John R. Baron                      CB Capital Investors, LLC             November 13, 2000    TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Christopher C. Behrens             CB Capital Investors, LLC             November 13, 2000    TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt                  CB Capital Investors, LLC             November 13, 2000    TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David S. Britts                    CB Capital Investors, LLC             November 13, 2000    TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
50 California Street
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin                  CB Capital Investors, LLC            November 13, 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert                   CB Capital Investors, LLC             November 13, 2000    TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Eric A. Green                      CB Capital Investors, LLC            November 13, 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon                  CB Capital Investors, LLC            November 13, 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                        TITLE OF
                                        DERIVATIVE
                                        SECURITIES AND
 NAME AND ADDRESS OF   TITLE AND        TITLE AND         OWNERSHIP FORM:  NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON     AMOUNT OF        AMOUNT OF         DIRECT (D) OR    BENEFICIAL OWNERSHIP    PECUNIARY
                       SECURITY         SECURITIES        INDIRECT (I)                             INTEREST
                                        UNDERLYING
                                        DERIVATIVE
                                        SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
John R. Baron          See Table I     See Table II         I              See Explanatory         No
c/o Chase Capital        above           above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Christopher  C.       See Table I      See Table II        I               See Explanatory         No
Behrens                 above             above                            Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt      See Table I     See Table II        I               See Explanatory         No
c/o Chase Capital        above               above                         Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David S. Britts       See Table I      See Table II        I               See Explanatory         No
c/o Chase Capital                       above                              Note 2 below
Partners
50 California Street
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin      See Table I     See Table II        I               See Explanatory         No
c/o Chase Capital                        above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert      See Table I      See Table II        I               See Explanatory         Yes
c/o Chase Capital       above            above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Eric A. Green         See Table I      See Table II        I               See Explanatory         No
c/o Chase Capital       above            above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon     See Table I      See Table II        I               See Explanatory         No
c/o Chase Capital       above             above                            Notes 2 and 3 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------

                                      -1-

------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF             DESIGNATED                        DATE OF                     ISSUER NAME, TICKER
 REPORTING PERSON               REPORTER (Note 1)                 EVENT REQUIRING             OR TRADING SYMBOL
                                                                  STATEMENT
------------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann              CB Capital Investors, LLC            November 13, 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonathan Meggs                 CB Capital Investors, LLC            November 13, 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Thomas Mendell                 CB Capital Investors, LLC            November 13, 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray              CB Capital Investors, LLC            November 13, 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor             CB Capital Investors, LLC            November 13, 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Robert Rugggiero
c/o Chase Capital              CB Capital Investors, LLC            November 13, 2000        TeleCorp PCS, Inc.  ("TLCP")
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal                 CB Capital Investors, LLC            November 13, 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian            CB Capital Investors, LLC            November 13, 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                 CB Capital Investors, LLC            November 13, 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan               CB Capital Investors, LLC            November 13, 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Charles R. Walker              CB Capital Investors, LLC            November 13, 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
One Bush Street
12th Floor
San Francisco, CA 94104
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker              CB Capital Investors, LLC            November 13, 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                       TITLE OF
                                       DERIVATIVE
                                       SECURITIES AND
                                       TITLE AND
 NAME AND ADDRESS OF   TITLE AND       AMOUNT OF         OWNERSHIP FORM:   NATURE OF INDIRECT       DISCLAIMS
  REPORTING PERSON     AMOUNT OF       SECURITIES        DIRECT (D) OR     BENEFICIAL OWNERSHIP     PECUNIARY
                       SECURITY        UNDERLYING        INDIRECT (I)                               INTEREST
                                       DERIVATIVE
                                       SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann       See Table I      See Table II       I                See Explanatory          No
c/o Chase Capital         above            above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonathan Meggs          See Table I      See Table II       I                See Explanatory          Yes
c/o Chase Capital         above            above                             Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Thomas Mendell          See Table I      See Table II       I                See Explanatory          Yes
c/o Chase Capital        above             above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray       See Table I      See Table II       I                See Explanatory          No
c/o Chase Capital         above            above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor      See Table I      See Table II       I                See Explanatory          No
c/o Chase Capital          above           above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Robert Rugggiero        See Table I      See Table II       I                See Explanatory          Yes
c/o Chase Capital         above            above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal          See Table I      See Table II       I                See Explanatory          No
c/o Chase Capital         above            above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian     See Table I      See Table II       I                See Explanatory          No
c/o Chase Capital         above            above                             Note 2 below
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart          See Table I      See Table II       I                See Explanatory          No
c/o Chase Capital          above           above                             Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan        See Table I      See Table II       I                See Explanatory          Yes
c/o Chase Capital        above             above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Charles R. Walker      See Table I       See Table II       I                See Explanatory          Yes
c/o Chase Capital         above            above                             Note 2 below
Partners
One Bush Street
12th Floor
San Franciso, CA 94104
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker       See Table I      See Table II       I                See Explanatory          No
c/o Chase Capital         above            above                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF              DESIGNATED                      DATE OF                ISSUER NAME, TICKER
 REPORTING PERSON                REPORTER (Note 1)               EVENT REQUIRING        OR TRADING SYMBOL
                                                                 STATEMENT
------------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh                 CB Capital Investors, LLC        November 13, 2000      TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters                CB Capital Investors, LLC        November 13, 2000       TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker                 CB Capital Investors, LLC        November 13, 2000      TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Eric Wilkinson                  CB Capital Investors, LLC        November 13, 2000      TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP European                     CB Capital Investors, LLC        November 13, 2000       TeleCorp PCS, Inc.  ("TLCP")
Principals, LLC
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC
c/o Chase Capital                CB Capital Investors, LLC        November 13, 2000       TeleCorp PCS, Inc.  ("TLCP")
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                    CB Capital Investors, LLC        November 13, 2000      TeleCorp PCS, Inc.  ("TLCP")
Corporation
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan              CB Capital Investors, LLC        November 13, 2000      TeleCorp PCS, Inc.  ("TLCP")
Corporation
270 Park Avenue
35th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                    CB Capital Investors, LLC        November 13, 2000      TeleCorp PCS, Inc.  ("TLCP")
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CB Capital Investors, Inc.       CB Capital Investors, LLC        November 13, 2000      TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan Bank         CB Capital Investors, LLC        November 13, 2000      TeleCorp PCS, Inc.  ("TLCP")
270 Park Avenue
35th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                           TITLE OF
                                           DERIVATIVE
                                           SECURITIES AND
                                           TITLE AND
 NAME AND ADDRESS OF   TITLE AND           AMOUNT OF        OWNERSHIP FORM:   NATURE OF INDIRECT     DISCLAIMS
  REPORTING PERSON     AMOUNT OF           SECURITIES       DIRECT (D) OR     BENEFICIAL OWNERSHIP   PECUNIARY
                       SECURITY            UNDERLYING       INDIRECT (I)                             INTEREST
                                           DERIVATIVE
                                           SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh       See Table I          See Table II       I               See Explanatory          No
c/o Chase Capital        above                above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters      See Table I          See Table II       I               See Explanatory          Yes
c/o Chase Capital        above                above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker       See Table I          See Table II       I               See Explanatory          No
c/o Chase Capital        above                 above                           Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Eric Wilkinson        See Table I          See Table II       I                See Explanatory         Yes
c/o Chase Capital        above                 above                           Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP European           See Table I          See Table II       I               See Explanatory          No
Principals, LLC          above                above                            Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC    See Table I           See Table II      I               See Explanatory          No
c/o Chase Capital       above                 above                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital          See Table I          See Table II       I               See Explanatory          No
Corporation              aboe                above                             Note 4 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan    See Table I          See Table II       I               See Explanatory          No
Corporation             above                 above                            Note 5 below
270 Park Avenue
35th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital          See Table I          See Table II       I               See Explanatory          No
Partners                 above                above                            Note 6 below
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CB Capital Investors   See Table I          See Table II       I               See Explanatory          No
Inc.                     above                above                            Note 7 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan   See Table I           See Table II       I               See Explanatory          No
Bank                    above                 above                            Note 8 below
270 Park Avenue
35th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF                DESIGNATED                           DATE OF               ISSUER NAME, TICKER
 REPORTING PERSON                  REPORTER(Note 1)                     EVENT REQUIRING       OR TRADING SYMBOL
                                                                        STATEMENT

------------------------------------------------------------------------------------------------------------------------------------
David L. Ferguson                  CB Capital Investors, LLC             November 13, 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene                   CB Capital Investors, LLC             November 13, 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Flatiron
Partners
257 Park Avenue
South 40th Floor
New York, NY 10010
------------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand                  CB Capital Investors, LLC             November 13, 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann                    CB Capital Investors, LLC             November 13, 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                        TITLE OF
                                        DERIVATIVE
                                        SECURITIES AND
                                        TITLE AND
 NAME AND ADDRESS OF   TITLE AND        AMOUNT OF        OWNERSHIP FORM:   NATURE OF INDIRECT       DISCLAIMS
  REPORTING PERSON     AMOUNT OF        SECURITIES       DIRECT (D) OR     BENEFICIAL OWNERSHIP     PECUNIARY
                       SECURITY         UNDERLYING       INDIRECT (I)                               INTEREST
                                        DERIVATIVE
                                        SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
David L. Ferguson       See Table I       See Table II     I                  See Explanatory        No
c/o Chase Capital        above              above                             Note 9 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene        See Table I       See Table II     I                  See Explanatory        No
c/o Flatiron              above             above                             Note 10 below
Partners
257 Park Avenue
South 40th Floor
New York, NY 10010
------------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand       See Table I       See Table II     I                  See Explanatory        No
c/o Chase Capital        above              above                              Note 11 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann         See Table I       See Table II      I                  See Explanatory        No
c/o Chase Capital         above             above                              Note 12 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the non-managing member of
CBCI, LLC and the manager, by delegation, of CBCI, LLC pursuant to an advisory agreement with CB Capital Investors, Inc., the managing member of
CBCI, LLC.   The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

3) The reporting person is a director of the Issuer. The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC pursuant to an advisory agreement with CB Capital
Investors, Inc., the managing member of CBCI, LLC.   The actual pro rata portion
of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

4) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is a general partner of CCP (the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC pursuant to an advisory agreement with its managing member) and of two of the other general partners of CCP. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is (i) the sole stockholder of Chase Capital Corporation, which is a general partner of CCP, the non-managing member of CBCI, LLC and manager, by delegation of CBCI, LLC, pursuant to an advisory agreement with its managing member, and (ii) the sole stockholder of The Chase Manhattan Bank, the sole stockholder of CB Capital Investors, Inc. (the managing member of CBCI, LLC). The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC pursuant to an advisory agreement with the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

7) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

8) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

9) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC, until June 1, 1997. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

10) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

11) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation of CBCI, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

12) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation of CBCI, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.